Exhibit 99.1

For Immediate Release

March 30, 2004

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THE FISCAL YEAR ENDED DECEMBER 29, 2003

Los Altos, CA —

American Restaurant Group, Inc. today announced its financial results for the fiscal year ended December 29, 2003.  Total revenues for the Company’s Stuart Anderson’s Black Angus Restaurants were $276.6 million, a 6.3% revenue decline from 2002’s total revenues of $295.3 million.  This decrease was primarily the result of a 6.2% decline in same-store sales and a 0.7% decline resulting from the closure of five restaurants.  These factors were partially offset by the contribution of new restaurants opened in 2002 and 2003, which provided 0.4% additional revenue in 2003.

The 6.2% decline in same-store sales was primarily the result of a 6.6% decline in total customer counts.  However, following the introduction of a new “more casual” menu, the quarter-to-quarter trend in dinner customer counts has improved.  For 2003 on a quarterly basis compared to the corresponding quarter in 2002, dinner counts declined 13.7% in the first quarter, 5.2% in the second quarter, 2.7% in the third quarter, and 1.3% in the fourth quarter.

EBITDA, as adjusted for nonrecurring items, was $17.1 million for the fiscal year ended December 29, 2003 compared to $26.2 million for fiscal 2002.  Expenses of note in the

Company’s 2003 operating results included:  2003 operating loss from closed stores of $1.4 million; 2003 audit and legal fees related to the restatement of prior years of $0.7 million; write-off of unused TV production of $0.7 million; and pre-opening expenses of $0.4 million.  The remaining key differences that were major components causing this EBITDA decline were the impact of higher beef prices and lower customer counts.

($ in 000’s)	FY 2002	FY 2003

Operating Results:

Revenues	$295,347	$276,620

EBITDA:

Operating Profit/(Loss)	18,807	(10,875)

Plus: Depreciation and Amortization	7,364	7,172

EBITDA before nonrecurring reserves	26,171	(3,703)

Plus:

Change in estimate of gift-certificate liability	—	2,938
Impairment of Assets & Store Closure	—	9,367
SRG Group Bankruptcies	—	8,483
EBITDA, as adjusted	$26,171	$17,085

Note:  EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation, and amortization.  For comparison purposes, the Company computes EBITDA as indicated above.  Management believes EBITDA is one of the financial measures used by persons in the analysis of our financial statements to evaluate the Company’s financial results of operations.  For comparison purposes, EBITDA is also reflected in the above table as adjusted in the current period to exclude reserves that the Company believes are nonrecurring in nature.

Change in Estimate of Gift-Certificate Liability

At the end of 2002, the Company discontinued sales of paper gift certificates and began issuing electronic gift cards.  During 2003, the Company recorded a charge of $2.9 million in connection with revising its estimated liability for paper gift-certificate redemptions.  The additional data captured throughout 2003 facilitated better assessment of historical redemption patterns and improved the Company’s ability to better estimate its liability for future redemptions of unredeemed paper gift certificates.  From the analysis of the additional data and refined actuarial development projections, the Company ascertained that the tail of expected redemptions is longer than was previously estimated.  The Company adjusted its reserves accordingly.

Impairment of Assets & Store-Closing Reserve

As part of a strategic move to shed older and poor performing locations, the Company recorded charges in 2003 of $9.4 million, with $1.9 million related to the write down of impaired assets.  The remaining $7.5 million is to establish a store-closing reserve for the five locations we closed in 2003.  Of these restaurant closures, three were from a strategic departure from the Indianapolis market.  Asset impairment and the store-closing reserve for the Indianapolis market were $5.5 million.

Spectrum Restaurant Group Bankruptcy

In June 2000, the Company sold all of the outstanding stock of the Non-Black Angus Subsidiaries, and transferred certain rights and obligations, to Spectrum Restaurant Group, Inc.  On August 6, 2003, Spectrum Restaurant Group, Inc. and each of its subsidiaries

(collectively, “SRG Group”) filed in United Stated Bankruptcy Court a voluntary petition for bankruptcy and reorganization under Chapter 11.  The Company recorded nonrecurring reserves of $8.5 million during 2003 in connection with actual and possible claims against the Company and its subsidiaries arising from the SRG Group breaching various obligations.  Of this amount, $0.6 million was paid as of December 29, 2003.

4th Quarter Results

For the thirteen weeks ended December 29, 2003, total revenues for the Company’s Stuart Anderson’s Black Angus Restaurants were $65.2 million, a decrease of 5.1% from $68.8 million in the prior year’s comparable period.  Most of the 5.1% revenue decline in the fourth quarter of 2003 from the fourth quarter of 2002 is the result of a 4.9% decline in the average dinner check.  EBITDA, as adjusted for nonrecurring items, was $1.35 million for the fourth quarter ended December 29, 2003 compared to $7.32 million in the prior year’s comparable period.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts               (650) 949-6400